As filed with the U.S. Securities and Exchange Commission on January 26, 2024

Registration No. 333-274696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 4 to

Form F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Metros Development Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Japan	6552	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Metros Development Co., Ltd.

Tolerance Ginza Building 6F

3-9-7, Ginza, Chuo-ku

Tokyo 1040061, Japan

Telephone: +81 3-6457-9420

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing Exhibit 23.1, the Consent of MaloneBailey, LLP, to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 4 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement filed on December 26, 2023, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

1.	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

Pursuant to Articles 29 and 39 of the Articles of Incorporation of the Company and pursuant to Article 427 of the Companies Act, the Company may enter into agreements with non-executive directors and corporate auditors to limit their liability to the Company with respect to loss or damage caused by their acts stipulated in Article 423 of the Companies Act, respectively. However, the amount of such limited liability shall be the minimum liability limit stipulated by laws and regulations. Currently, there is no “non-executive director” under the Companies Act. Yoshihiro Koshiba (Chief Executive Officer of Metros Development Co., Ltd.), and Hirokazu Tsukahara (Chief Financial Officer of Metros Development Co., Ltd.) are “executive” directors, Hiroshi Tamura is director under the Companies Act.

In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

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Item 7. Recent Sales of Unregistered Securities.

Historical Common Equity Transactions

Since January 1, 2019, the Company engaged in the following unregistered stock issuances:

●	On June 23, 2023, the Company allotted 735,000 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors in substitution for the New Warrant executed as of October 26, 2022 between the Company and HeartCore. The stock acquisition right is exercisable from July 1, 2023 to June 30, 2033 upon the condition that the IPO has been completed. The stock acquisition right has an exercise price of ¥1($0.01) per common share.

●	On November 1, 2022, the Company allotted 980,000 warrants to Hirokazu Tsukahara in exchange for services related to this offering. This warrant was terminated upon the issuance of the stock acquisition rights to Hirokazu Tsukahara and Eiko Hanyu as of June 23, 2023. The Company allotted 900,000 stock acquisition rights to Hirokazu Tsukahara and 80,000 stock acquisition rights to Eiko Hanyu. The stock acquisition right is exercisable from September 1, 2023 to June 23, 2033 upon the conditions that the IPO has been completed and that the board of directors approves right holders have made sufficient contributions to the business with an exercise price of ¥241($1.73) per common share.

●	On June 23, 2023, the Company allotted 6,100,000 stock acquisition rights to one director and employees. The stock acquisition rights have all of the following vesting and exercise conditions with an exercise price of ¥241($1.73) per common share:

a.	After the completion of IPO;
b.	From June 24, 2025 to June 23, 2033; and
c.	Consolidated revenues for the fiscal year ended November 30, 2023 or after exceeding ¥85 billion ($610.15 million) after the audit on the functional currency basis before the translation into the reporting currency basis in accordance with the US GAAP; and
d.	The total exercise payment made by the right holders is not more than ¥12 million ($86.14 thousand) during each calendar year.

●	On June 23, 2023, the Company allotted 1,200,000 stock acquisition rights to its business partners. The stock acquisition rights have all of the following vesting and exercise conditions with an exercise price of ¥241($1.73) per common share:

a.	After the completion of IPO;
b.	From September 1, 2023 to June 23, 2033; and
c.	Consolidated revenues for the fiscal year ended November 30, 2023 or after exceeding ¥85 billion ($610.15 million) after the audit on the functional currency basis before the translation into the reporting currency basis in accordance with the US GAAP.

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

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Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Articles of Incorporation of Metros Development Co., Ltd.

4.1**	Form of the Representatives’ Warrants

5.1**	Opinion of City-Yuwa Partners regarding the validity of common shares being registered

5.2**	Opinion of Anthony, Linder & Cacomanolis, PLLC regarding the validity of Representatives’ Warrants being registered

10.1**	Consulting and Services Agreement, dated as of October 20, 2022, between Metros Development Co., Ltd. and HeartCore Enterprises, Inc.

10.2**	Amendment No. 1 to Consulting and Services Agreement, dated as of October 26, 2022, between Metros Development Co., Ltd. and HeartCore Enterprises, Inc.

10.3**	Amendment No. 2 to Consulting and Services Agreement, dated as of June 23, 2023, between Metros Development Co., Ltd. and HeartCore Enterprises, Inc.

10.4**	1st Stock Acquisition Rights Allotment Agreement, dated June 23, 2023, between Metros Development Co., Ltd. and HeartCore Enterprises, Inc.

10.5**	2nd Stock Acquisition Rights Allotment Agreement, dated June 23, 2022, between Metros Development Co., Ltd. and Hirokazu Tsukahara

10.6**	2nd Stock Acquisition Rights Allotment Agreement, dated June 23, 2022, between Metros Development Co., Ltd. and Eiko Hanyu

10.7**	3rd Stock Acquisition Rights Allotment Agreement dated June 23, 2023, between Metros Development Co., Ltd. and its director and employees.

10.8**	4th Stock Acquisition Rights Allotment Agreement dated June 23, 2023, between Metros Development Co., Ltd. and its business partners.

21.1**	List of Subsidiaries of the Metros Development Co., Ltd.

23.1*	Consent of MaloneBailey, LLP

23.2**	Consent of City-Yuwa Partners (included in Exhibit 5.1)

23.3**	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.2)

24.1**	Power of Attorney (included on the signature page of this registration statement)

99.1**	Application for Waiver of Requirements of Form 20-F, Item 8.A.4

107**	Filing Fee Table

*	Filed herewith.
**	Filed previously.
†	Includes management contracts and compensation plans and arrangements

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Item 9. Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S.

Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan on January 26, 2024.

Metros Development Co., Ltd.

By:	/s/ Yoshihiro Koshiba
Yoshihiro Koshiba
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Yoshihiro Koshiba	Chief Executive Officer and Director	January 26, 2024
Yoshihiro Koshiba	(Principal Executive Officer)

*	Chief Financial Officer and Director	January 26, 2024
Hirokazu Tsukahara	(Principal Financial and Accounting Officer)

*	Secretary and Director	January 26, 2024
Hiroshi Tamura

By:	/s/ Yoshihiro Koshiba
Yoshihiro Koshiba
Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Metros Development Co., Ltd., has signed this registration statement on January 26, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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